Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
August 4, 2005	Don Olsen	John Heskett
The Woodlands, TX	(281) 719-4175	(801) 584-5700

HUNTSMAN RELEASES SECOND QUARTER 2005 RESULTS

   SIGNIFICANT YEAR OVER YEAR IMPROVEMENT IN REVENUES, EBITDA AND EARNINGS PER SHARE

Highlights

•                  Revenues for the second quarter of 2005 were $3,339.5 million, an increase of 21% as compared to the same period in 2004.

•                  Adjusted EBITDA for the second quarter of 2005 was $429.9 million, an increase of 49% as compared to the same period in 2004.

•                  Second quarter 2005 net income was $112.7 million or $0.48 per diluted share.  Net income from continuing operations as adjusted to exclude the impact of losses on the early extinguishment of debt and restructuring and plant closing costs was $169.5 million or $0.73 per diluted share.  This compares to net loss from continuing operations as adjusted of $64.4 million or a $0.29 loss per diluted share in the same period in 2004.

•                  Total debt, net of cash was $4,441.6 million at June 30, 2005 as compared to $6,047.1 million at December 31, 2004.  This represents a reduction of $1,605.5 million or 27%.

Huntsman Corporation (NYSE:HUN) today reported second quarter 2005 EBITDA of $366.3 million including $63.6 million of charges related to discontinued operations, the early extinguishment of debt, restructuring and plant closing costs and other charges resulting in Adjusted EBITDA of $429.9 million.  This compares to EBITDA in the second quarter of 2004 of $116.5 million including restructuring and other charges of $172.0 million resulting in Adjusted EBITDA of $288.5 million. EBITDA for the first quarter of 2005 was $241.2 million including charges related to discontinued operations, the early extinguishment of debt, restructuring and plant closing costs and other charges of $249.2 million resulting in Adjusted EBITDA of $490.4 million.

The company reported net income of $112.7 million for the second quarter 2005 including $40.4 million in net of tax losses from discontinued operations and net of tax charges of $14.4 million for restructuring and plant closing costs and $2.0 million for early extinguishment of debt.  Net income from continuing operations as adjusted to exclude these items was $169.5 million.  This compares to a net loss of $185.4 million in the second quarter of 2004 including $0.9 million in net of tax losses from discontinued operations and net of tax charges of $117.8 million for restructuring and plant closing costs and $2.3 million for early extinguishment of debt.  Net loss as adjusted to exclude these items in the second quarter of 2004 was $64.4 million.

Peter R. Huntsman, President and CEO, stated, “Our second quarter results represent a tremendous improvement in our profitability over the same period last year and we achieved them despite high and volatile feed stock and energy costs.  During the second quarter of 2005, our differentiated segments contributed more than half of our revenues and approximately two thirds of our Segment Adjusted EBITDA.  We also are very encouraged by the dramatic improvements in industry supply/demand conditions that have occurred recently in some of our more commodity-oriented product lines.”

“We remain committed to improving the bottom line.  We are confident we will achieve our $200 million global cost reduction initiative, while our interest expense has declined by almost 35% as compared to the fourth quarter of last year.  Further, during the quarter we repaid $150 million in term loans and issued a call notice to redeem $50 million of notes and remain committed to reducing debt.  We are optimistic that the second half of the year will demonstrate additional improvement in each of these areas.”

Huntsman Corporation

Operating Results

	Three months ended		Six months ended
In Millions	June 30, 2005	June 30, 2004(1)	June 30, 2005	June 30, 2004(1)
Revenues	$3,339.5	$2,754.0	$6,688.8	$5,374.8
Cost of goods sold	2,830.0	2,420.0	5,590.2	4,761.1
Gross profit	509.5	334.0	1,098.6	613.7
Operating expenses	205.6	214.2	432.2	399.5
Restructuring and plant closing costs	18.8	150.5	29.2	159.2
Operating income	285.1	(30.7)	637.2	55.0
Interest expense, net	(101.1)	(144.9)	(240.7)	(304.9)
Loss on sale of accounts receivable	(2.4)	(3.0)	(5.6)	(6.5)
Equity in income of unconsolidated affiliates	2.9	2.4	5.2	3.1
Other non-operating expense	(2.5)	(2.1)	(235.8)	(3.9)
Income (loss) before income taxes and minority interest	182.0	(178.3)	160.3	(257.2)
Income tax expense	(29.0)	(5.5)	(61.1)	(10.4)
Minority interests in subsidiaries’ income (loss)	0.1	(0.7)	0.1	(0.9)
Income (loss) from continuing operations	153.1	(184.5)	99.3	(268.5)
Loss from discontinued operations, net of tax(2)	(40.4)	(0.9)	(43.0)	(1.7)
Net income (loss)	112.7	(185.4)	56.3	(270.2)
Preferred dividends(3)	—	(21.9)	(43.1)	(43.8)
Net income (loss) available to common stockholders	$112.7	$(207.3)	$13.2	$(314.0)

Net income (loss)	$112.7	$(185.4)	$56.3	$(270.2)
Interest expense - net	101.1	144.9	240.7	304.9
Income tax expense	29.0	5.5	61.1	10.4
Depreciation and amortization	123.5	151.5	249.4	279.3
EBITDA (4)	366.3	116.5	607.5	324.4

Loss on sale of accounts receivable	2.4	3.0	5.6	6.5
Legal and contract settlement expense, net	—	15.3	—	17.1
Early extinguishment of debt	2.0	2.3	235.0	4.2
Restructuring and plant closing costs	18.8	150.5	29.2	159.2
Loss from discontinued operations net of tax(2)	40.4	0.9	43.0	1.7
Adjusted EBITDA (4)	$429.9	$288.5	$920.3	$513.1

See end of press release for footnote explanations

The company computes Adjusted EBITDA to eliminate the impacts of discontinued operations, restructuring and reorganization costs, losses on the sale of accounts receivable to its securitization program, losses from early extinguishment of debt and non-recurring legal and contract settlement expenses in order to provide investors with a more meaningful measure of our operational performance.  The company computes net income (loss) from continuing operations as adjusted to eliminate the impact of discontinued operations, preferred dividends and the after tax impact of losses on the early extinguishment of debt and restructuring and plant closing costs.  See footnote (4) at the end of this press release for more information on EBITDA, Adjusted EBITDA and net income (loss) from continuing operations as adjusted.

Huntsman Corporation

Operating Results

	Three months ended		Six months ended
In Millions, Except Per Share Amounts	June 30, 2005	June 30, 2004(1)	June 30, 2005	June 30, 2004(1)
Net Income (loss) available to common stockholders	$112.7	$(207.3)	$13.2	$(314.0)
Preferred dividends(3)	—	21.9	43.1	43.8
Net income (loss)	112.7	(185.4)	56.3	(270.2)
Net of tax adjustments:
Loss from discontinued operations(2)	40.4	0.9	43.0	1.7
Early extinguishment of debt	2.0	2.3	235.0	4.2
Restructuring and plant closing costs	14.4	117.8	22.7	125.0
Net income (loss) from continuing operations as adjusted(4)	$169.5	$(64.4)	$357.0	$(139.3)

Basic earnings (loss) per share	$0.51	$(0.94)	$0.06	$(1.42)
Diluted earnings (loss) per share	$0.48	$(0.94)	$0.06	$(1.42)

Diluted earnings (loss) per share from continuing operations as adjusted(4)	$0.73	$(0.29)	$1.53	$(0.63)

Common share information(5):
Basic shares outstanding	220.5	220.5	220.5	220.5
Options	—	—	—	—
Conversion of preferred stock	12.5	—	12.5	—
Diluted shares	233.0	220.5	233.0	220.5

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three Months Ended		Six Months Ended
In Millions	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Segment Revenues:
Polyurethanes	$908.7	$715.7	$1,802.0	$1,337.2
Advanced Materials	310.5	287.6	622.0	572.3
Performance Products	534.3	451.2	1,055.0	906.0
Pigments	267.7	278.1	530.9	533.1
Polymers	408.2	324.2	821.8	638.7
Base Chemicals	1,110.9	911.2	2,297.9	1,770.3
Eliminations	(200.8)	(214.0)	(440.8)	(382.8)

Total	$3,339.5	$2,754.0	$6,688.8	$5,374.8

Segment EBITDA (4):
Polyurethanes	$155.6	$100.0	$341.3	$172.8
Advanced Materials	45.2	39.2	94.2	70.4
Performance Products	65.6	16.0	132.5	51.4
Pigments	24.6	(83.4)	63.9	(75.8)
Polymers	32.5	0.2	77.4	19.1
Base Chemicals	81.5	81.2	243.1	134.5
Corporate and other	(38.7)	(36.7)	(344.9)	(48.0)

Total	$366.3	$116.5	$607.5	$324.4

Segment Adjusted EBITDA(4) :
Polyurethanes	$198.2	$119.0	$388.4	$197.4
Advanced Materials	44.6	39.6	93.6	72.6
Performance Products	65.9	36.9	133.8	72.3
Pigments	39.0	35.7	81.2	47.2
Polymers	33.5	5.3	80.3	24.2
Base Chemicals	83.0	83.4	247.3	136.7
Corporate and other	(34.3)	(31.4)	(104.3)	(37.3)

Total	$429.9	$288.5	$920.3	$513.1

Three Months Ended June 30, 2005 as Compared to Three Months Ended June 30, 2004

Revenues for the three months ended June 30, 2005 increased to $3,339.5 million or 21%, from $2,754 million during the same period in 2004.  Revenue increases were experienced in all segments except the Pigments segment which declined due to lower sales volumes as the result of manufacturing capacity rationalization actions which were implemented in the second half of 2004.

For the three months ended June 30, 2005, the company generated EBITDA of $366.3 million, which included a net of tax loss from discontinued operations of $40.4 million, $18.8 million of restructuring and plant closing costs, $2.4 million of loss on the sale of accounts receivable, and $2.0 million for early extinguishment of debt.  This compares to second quarter 2004 EBITDA of $116.5 million, which included $150.5 million of restructuring charges, $15.3 million in legal and contract settlement expense, $3.0 million of loss on the sale of accounts receivable, $2.3 million of losses from the early extinguishment of debt and a net of tax loss from discontinued operations of $0.9 million.

Adjusted EBITDA for the second quarter 2005 was $429.9 million, a 49% increase relative to the comparable period in 2004.  The increase in Adjusted EBITDA resulted from increases in the Polyurethanes, Advanced Materials, Performance Products, Pigments and Polymers segments, while our Base Chemicals segment Adjusted EBITDA was relatively unchanged as compared to a year ago.  First quarter 2005 EBITDA and Adjusted EBITDA were $241.2 million and $490.4 million, respectively.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended June 30, 2005 as compared to the same period in 2004 was primarily due to higher average selling prices for MDI.  MDI average selling prices increased by 42% as a result of the combination of strong growth in higher value applications, continued strong supply/demand fundamentals, the strength of major European currencies versus the U.S. dollar, and in response to higher raw material and energy costs.  MDI sales volumes were 2% lower in the second quarter of 2005 compared to the same period in 2004, primarily due to planned maintenance outages in the 2005 period.  In addition, PO and co-product MTBE average selling prices were also higher.

The increase in EBITDA in the Polyurethanes segment was primarily the result of higher margins as higher average selling prices more than offset the increase of raw materials and energy costs.  During the three months ended June 30, 2005 the Polyurethanes segment recorded restructuring and plant closing charges of $2.2 million as compared to $18.1 million for the same period in 2004.

Advanced Materials

The increase in revenues in the Advanced Materials segment for the three months ended June 30, 2005 as compared to the same period in 2004 was primarily the result of a 13% increase in average selling prices, principally due to price increase initiatives in certain markets in response to improved demand and higher raw material costs.  Sales volumes decreased by 4% as the ongoing portfolio re-alignment activities resulted in lower sales volumes in certain products in the power and electronics market group and the coatings, construction and adhesives market group.

The increase in EBITDA in the Advanced Materials segment was primarily the result of higher margins as average selling prices improved in the coatings, construction and adhesives market group and design and composites engineering market group which more than offset increases in raw materials and energy costs.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended June 30, 2005 as compared to the same period in 2004 was primarily the result of higher average selling prices for all major product lines partially offset by a decrease in sales volumes of certain products.  Average selling prices increased by 26% in response to improved market conditions, higher raw material and energy costs, and the strength of the major European currencies versus the U.S. dollar.  Sales volume decreases were primarily the result of reduced sales of certain surfactants and continuing weak market conditions for LAB.

The increase in EBITDA in the Performance Products segment principally resulted from higher margins as average selling prices increased more than raw material and energy costs.  During the three months ended June 30, 2005, the Performance Products segment recorded restructuring and plant closing charges of $0.3 million compared to $20.9 million for the same period as 2004.

Pigments

The decrease in revenues in the Pigments segment for the three months ended June 30, 2005 as compared to the same period in 2004 was primarily due to a 15% reduction in sales volumes, partially offset by a 12% increase in average selling prices.  Volumes were lower primarily due to the rationalization of manufacturing capacity in the second half of 2004 and lower customer demand, primarily in Europe.  Average selling prices benefited from increased initiatives implemented during the second half of 2004 and first quarter of 2005 and strengthening of the major European currencies versus the U.S. dollar.

The increase in EBITDA in the Pigments segment was primarily the result of lower restructuring charges, legal settlement costs and higher selling prices.  During the three months ended June 30, 2005, the Pigments segment recorded restructuring and plant closing charges of $14.4 million as compared to $104.2 million for the comparable period in 2004.  EBITDA was negatively impacted by a $8.7 million non-cash charge related to the treatment of a purchase contract during the three months ended June 30, 2005.  During the 2004 period, non-recurring legal and contract settlement expenses were $15.3 million.

Polymers

The increase in revenues in the Polymers segment for the three months ended June 30, 2005 as compared to the same period in 2004 was primarily the result of a 31% increase in average selling prices due to tighter market conditions and higher raw materials and energy costs.  Sales volumes increased by approximately 2%.

The increase in EBITDA in the Polymers segment was due primarily to higher margins as average selling prices increased more than raw material and energy costs.  During the three months ended June 30, 2005 the Polymers segment recorded restructuring and plant closing charges of $1.0 million as compared to $5.1 million for the comparable period in 2004.

Base Chemicals

The increase in revenues in the Base Chemicals segment for the three months ended June 30, 2005 as compared to the same period in 2004 was primarily the result of a 24% increase in average selling prices in response to higher raw material and energy costs.  Sales volumes decreased by approximately 2% in the 2005 period as compared to 2004 primarily as the result of decreased internal consumption of certain products due to planned maintenance outages at certain of our downstream derivative units.

EBITDA in the Base Chemicals segment was essentially unchanged as higher average selling prices were offset by higher raw material and energy costs along with turnaround and maintenance costs.  During the three months ended June 30, 2005, the Base Chemicals segment recorded restructuring and plant closing credits of $1.6 million as compared to charges of $2.2 million for the comparable period in 2004.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of the accounts receivable, unallocated foreign exchange gains and losses, loss on the early extinguishment of debt, other non-operating income and expense, minority interest, and unallocated restructuring and reorganization costs.  In the second quarter of 2005, the total of these items increased by $2.0 million as compared to the 2004 period.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2005, we and our subsidiaries had approximately $1,082 million in combined cash and unused borrowing capacity, as compared to $1,020 million at December 31, 2004.

For the six months ended June 30, 2005, total capital expenditures were $128.7 million as compared to $94.2 million for the same period in 2004.  During 2005 we expect to spend approximately $400 million on capital expenditures, including approximately $50 million on the LDPE facility being constructed at Wilton, UK.  Our consolidated polyurethanes Chinese joint venture expects to spend $62 million on capital projects in 2005 of which Huntsman has funded approximately $8.3 million and the remainder will be funded by our joint venture partners and local borrowings.  In addition, during 2005 we expect to invest as equity approximately $7.9 million in an unconsolidated Chinese manufacturing joint venture, all of which was invested in the six months ended June 30, 2005.

On June 6,  2005 we made a voluntary prepayment in the amount of $100 million on our Huntsman International LLC senior credit facilities, followed by a voluntary prepayment in the amount of $50 million on our Huntsman LLC senior credit facilities on June 24, 2005.  On June 15, 2005 we gave notice of our intent to call $50 million of the Huntsman Advanced Materials LLC Senior Secured Floating Rate notes and completed the partial redemption on July 15, 2005.

Below is the company’s outstanding debt as of June 30, 2005 and December 31, 2004:

In Millions	As of June 30, 2005	As of December 31, 2004

Debt(6):
Senior Secured Credit Facilities	$1,860.7	$2,154.0
Secured Notes	642.2	800.0
Unsecured Notes	753.4	856.0
Subordinated Notes	1,319.4	1,402.0
Discount Notes	—	958.0
Other Debt	130.9	129.5
Total Debt	$4,706.6	$6,299.5

Total Cash	$265.0	$252.4

Net Debt	$4,441.6	$6,047.1

In July, we announced our intention to merge Huntsman LLC into Huntsman International LLC in order to simplify the financing and reporting structure of the company, and reduce our interest expense.  We have obtained consents from the holders of certain secured and unsecured notes of Huntsman LLC to amend certain provisions of their respective indentures to facilitate the proposed merger.  We recently completed the syndication of a new secured credit facility for the merged company which will consist of an approximate $1.9 billion term loan facility due 2012 and an approximate $600 million revolving credit facility due 2010.  Proceeds from the new credit facility will be used to repay outstanding borrowings under the senior credit facilities of Huntsman LLC and Huntsman International LLC and certain other debt.  We expect to complete the merger and consummate the related financing in the third quarter of 2005.  However, there can be no assurances that the merger will occur or that the new credit facility will be obtained.

Conference Call Information

We will hold a telephone conference to discuss our second quarter 2005 results on Thursday, August 4, 2005 at 11:00 a.m. EDT.

Call-in number for U.S. participants:	(800) 510 - 0146
Call-in number for international participants:	(617) 614 - 3449
Participant access code:	48088460

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning August 4, 2005 at 5:00 p.m. EDT and ending August 11, 2005 at 11:59 p.m. EDT.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 - 8010

International:	(617) 801 - 6888
Access code for replay:	44253985

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)          The 2004 financial data presents the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)          On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  We recognized a net of tax charge of $36.3 million and net of tax losses from discontinued operations of $4.1 million for the three months ended June 30, 2005.  For the six months ended June 30, 2005, the three months ended June 30, 2004, and the six months ended June 30, 2004 we incurred net of tax losses from discontinued operations of $43.0 million, $0.9 million and $1.7 million respectively.

(3)          For the six months ended June 30, 2005, preferred dividends represents all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date.  For the three and six months ended June 30, 2004, preferred dividends represents the return on the redeemable preferred member’s interest of our predecessor, Huntsman Holdings, LLC.  The redeemable preferred member’s interest was exchanged for our common stock at the time of our initial public offering.

(4)          EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. (“GAAP”).  Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization.  Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry.  For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings.  Therefore, the impact of interest expense on earnings can vary significantly among companies.  In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets.  This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.  Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization.  EBITDA excludes interest expense.  Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes interest expense has material limitations.  EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense.  Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes depreciation and amortization expense has material limitations.  Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions.  For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments.  Our management also uses trade working capital to evaluate its investment in receivables and inventory, net of payables.  Adjusted EBITDA is computed by eliminating from EBITDA losses from discontinued operations, all restructuring and reorganization costs, losses on the sale of accounts receivable to its securitization program, losses from early extinguishment of debt and legal and contract settlement expense, net and is used to provide a more meaningful measure of operational performance.  Net income (loss) as adjusted is computed by eliminating losses from discontinued operations, the preferred dividends and after tax impact of restructuring and plant closing costs and losses on the early extinguishment of debt.    We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA, Adjusted EBITDA and net income (loss) as adjusted.

(5)          2004 and year to date 2005 shares outstanding have been restated to reflect the company’s reorganization transaction and initial public offering as if it occurred at the beginning of each period presented.

(6)          Excludes $212.5 million of off -balance sheet financing obtained under the accounts receivable securitization program.